Exhibit 10.2

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

This FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) dated as of May 10, 2013 is by and between MMG-26 LLC, a Delaware limited liability company (“Seller”), and CWI CHELSEA HOTEL, LLC, an Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of April 16, 2013 (as the same may be amended, modified or supplemented, the “Contract”; all capitalized terms used but not defined herein shall have the meanings set forth in the Contract); and

WHEREAS, Seller and Purchaser have agreed to amend the Contract in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                    The definition of “Due Diligence Period” in Exhibit A of the Contract is hereby deleted in its entirety and replaced with the following text:  “Due Diligence Period” shall mean a period of time commencing on the Effective Date and ending at 5:00 PM, Eastern Time, on May 17, 2013.”

2.                                    Seller’s counsel will engage EBI Consulting (“EBI”) to conduct testing at the Hotel (the “EBI Testing”) based on the scope of work set forth on Exhibit A attached hereto (the “Scope of Work”).  Notwithstanding anything to the contrary contained herein or in the Contract, Purchaser acknowledges and agrees that (a) the results of the EBI Testing and any report generated by EBI based on the EBI Testing (the “EBI Report”) shall be confidential attorney work product which shall be subject to and covered by the attorney client privilege, and (b) neither Seller nor Seller’s counsel shall have any obligation or duty to deliver the EBI Report to Purchaser, or to disclose, communicate, discuss or notify Purchaser of, the results of the EBI Testing.

3.                                    Without limiting Section 2 above, promptly after Seller’s counsel’s receipt of the EBI Report, Seller shall elect in writing and at least one (1) Business Day prior to the expiration of the Due Diligence Period, in its sole and absolute discretion, to either:

a.                                     deliver the EBI Report to Purchaser, in which case, Purchaser hereby acknowledges and agrees that the delivery of the EBI Report to Purchaser shall not be deemed to be a waiver of the attorney client privilege existing between Seller and Seller’s counsel or the attorney work product privilege as it relates to any matter whatsoever, including the Hotel, the Contract and the transactions contemplated by the Contract, other than a limited waiver solely relating to the delivery of the EBI Report (but not as to any matter relating to the Scope of Work or any information contained in the EBI Report or otherwise discovered as a result of the EBI Testing); provided, that Purchaser shall have the right to request and obtain from EBI a reliance letter or similar certification permitting Purchaser at Closing to rely on the results of the EBI Report;

b.                                    not deliver the EBI Report to Purchaser but to provide Purchaser with an opportunity to conduct, at Purchaser’s sole cost and expense, Purchaser’s own testing at the Hotel, the scope of which testing shall not exceed the limits of the testing provided for in the Scope of Work or as otherwise approved by Seller and which shall be conducted by a nationally recognized environmental consulting firm selected by Purchaser and reasonably acceptable to Seller (“Purchaser’s Consultant”) and subject to the requirements, limitations and obligations set forth in Section 1.3(b) of the Contract (but not including subclauses (v) and (vi) contained therein) (such testing, “Purchaser’s Testing”), in which case Purchaser shall elect in writing prior to the expiration of the Due Diligence Period to (i) not conduct Purchaser’s Testing and terminate the Contract in accordance with Section 1.3(f) of the Contract prior to the expiration of the Due Diligence Period, (ii) not conduct Purchaser’s Testing and proceed with the Closing in accordance with the Contract without any abatement of the Purchase Price or (iii) conduct Purchaser’s Testing prior to the expiration of the Due Diligence Period, in which case (y) Seller and Purchaser shall agree to amend the Contract solely to provide an extension of the Due Diligence Period, not to exceed seven (7) Business Days or as otherwise approved by Seller and (z) at Seller’s request, and only upon Seller’s request, Purchaser shall promptly provide Seller with a copy of any report prepared as a result of Purchaser’s Testing (“Purchaser’s Testing Report”); provided, that, if Seller elects the option referred to in this clause (b), but Purchaser fails to make a written election under this clause (b) prior to the expiration of the Due Diligence Period, then Purchaser shall be deemed to have elected the option referred to in subclause (i) of this clause (b); it being agreed that Purchaser shall not send to Seller or to any other Person the Purchaser’s Testing Report or any other information relating to Purchaser’s Testing unless otherwise specifically requested by Seller or as expressly permitted under Section 11.13 of the Contract; or

c.                                     not deliver the EBI Report to Purchaser and not provide Purchaser with any opportunity to conduct Purchaser’s Testing or any other testing at the Hotel, in which case Purchaser shall elect in writing prior to the expiration of the Due Diligence Period to either (i) terminate the Contract in accordance with Section 1.3(f) of the Contract prior to the expiration of the Due Diligence Period, or (ii) proceed with the Closing in accordance with the Contract without any abatement of the Purchase Price; provided, that, if Seller elects the option referred to in this clause (c), but Purchaser fails to make a written election under this clause (c) prior to the expiration of the Due Diligence Period, then Purchaser shall be deemed to have elected the option referred to in subclause (i) of this clause (c).

4.                                    Notwithstanding anything to the contrary contained herein or in the Contract, (a) Purchaser shall not be entitled to any abatement of the Purchase Price on account of any (i) information contained in the EBI Report or discovered as a result of the EBI Testing or (ii) information contained in Purchaser’s Testing Report or discovered as a result of Purchaser’s Testing, if permitted pursuant to this Amendment, (b) subject to the rights of Purchaser to terminate the Contract prior to the expiration of the Due Diligence Period in accordance with Section 3 of this Amendment and Section 1.3(f) of the Contract, Purchaser shall not be entitled to terminate the Contract from and after the expiration of the Due Diligence Period on account of any (i) information contained in the EBI Report or discovered as a result of the EBI Testing or (ii) information contained in Purchaser’s Testing Report or discovered as a result of Purchaser’s Testing, if permitted pursuant to this Amendment, (c) Seller shall have no obligation to remediate, cure or otherwise address any conditions, matters, issues or violations discovered or suspected as a result of or in connection with the EBI Testing or, if permitted pursuant to this Amendment, Purchaser’s Testing, (d) at Closing, Purchaser shall take the Hotel “AS-IS” (including as it relates to the results of EBI’s Testing and, if permitted pursuant to this Amendment, Purchaser’s Testing) and subject to the terms of the Contract, including Sections 10.2 and 10.3 thereof, (e) Seller shall be released from any costs, loss, liability, damage, expenses, demand, action or cause of action or any kind arising from or relating to the EBI Testing, or if permitted pursuant to this Amendment, Purchaser’s Testing, in each case, pursuant to the release provision set forth in Section 10.4 of the Contract and (f) to the extent that Seller elects to deliver the EBI Report to Purchaser, and to the extent that Purchaser is permitted to conduct Purchaser’s Testing pursuant to this Amendment, the EBI Report, the Purchaser’s Testing Report and all information discovered as a result of the EBI Testing and Purchaser’s Testing shall be deemed to be Confidential Information and be kept confidential pursuant to the terms of Section 11.13 of the Contract.

5.                                    Except as modified hereby, the Contract shall remain in full force and effect, and as modified hereby, the Contract is ratified and confirmed in all respects.

6.                                    Seller and Purchaser each hereby represents and warrants that it has full right, power and authority to enter into this Amendment and that the person executing this Amendment on behalf of Seller and Purchaser, respectively, is duly authorized to do so.

7.                                    This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.  An executed facsimile or .pdf of this Amendment may be relied upon as having, and shall be deemed to have, the same force and effect as an original.

8.                                    This Amendment shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflict of laws.

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IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first above written.

SELLER:

MMG-26 LLC, a Delaware limited liability company

By:	/s/ Robert A. Indeglia Jr.
Name: Robert A. Indeglia Jr.
Title: Managing Member and Chief Executive Officer

PURCHASER:

CWI CHELSEA HOTEL, LLC, a Delaware limited liability company

By:	/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: President and Chief Executive Officer

Exhibit A

Scope of Work1

1 Client to provide.